Exhibit 15.2

September 17, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Akazoo S.A. (formerly known as Modern Media Acquisition Corp. S.A.) under Item 16F, of its Form 20-F dated September 17, 2019. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Akazoo S.A. (formerly known as Modern Media Acquisition Corp. S.A.) contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

Whippany, New Jersey